Exhibit 99.1

VIRGIN GALACTIC AND SOCIAL CAPITAL HEDOSOPHIA ANNOUNCE MERGER TO CREATE THE WORLD’S FIRST AND ONLY PUBLICLY TRADED COMMERCIAL HUMAN SPACEFLIGHT COMPANY

Virgin Galactic’s customer backlog would singlehandedly double the total number of humans to have ever gone to space

•	Virgin Galactic has developed a set of unique technologies designed to enable a safe and familiar flying experience for customers to go into space and become officially designated astronauts
•	Virgin Galactic’s technologies have created the first vehicle built for commercial service to put humans into space
•	Virgin Galactic already has customer reservations from more than 600 people in 60 countries representing approximately $80 million in total collected deposits and $120 million of potential revenue
•	Virgin Galactic has already been granted its FAA commercial space launch license, and the New Mexico Spaceport has also received its Spaceport license
•	Pro forma enterprise value of the merger is $1.5 billion and represents:
o	1.5x invested capital ($1 billion+ of capital invested to date)
o	2.5x estimated revenue for 2023
o	5.5x estimated EBITDA for 2023
•	Social Capital Hedosophia Founder and CEO, Chamath Palihapitiya, will invest an additional $100 million in the transaction and will become Chairman of the combined entity

New York, USA (July 9, 2019): VIRGIN GALACTIC (“VG”) and SOCIAL CAPITAL HEDOSOPHIA (“SCH”), a public investment vehicle sponsored by Social Capital and Hedosophia, announced that the boards of directors of each company have approved a definitive agreement under which VG and SCH will merge, with the current shareholders of SCH expected to own up to approximately 49% of the combined company. Upon closing of the transaction, which is expected in the second half of 2019, VG will be introduced as the first and only publicly traded commercial human spaceflight company.

Company Highlights

VG is a vertically integrated aerospace company specializing in commercial human spaceflight. Using proven and reusable technology, it intends to offer its customers a unique, multi-day experience culminating in a personal spaceflight that includes out-of-seat zero gravity and views of Planet Earth from space.

VG believes it has now reached an inflection point in its development as it progresses towards launching commercial operations. In particular, by demonstrating the repeatability of the full flight profile through the completion of two crewed spaceflights, VG believes it has overcome a substantial number of the technical hurdles required to make the company a viable and profitable commercial service.

VSS Unity, VG’s spaceship, was the first and remains the only vehicle built for regular commercial service to have put humans into space. VG’s inaugural spaceflight in December 2018 was also the first and only human space launch from U.S. soil since 2011. During its second spaceflight in February 2019, VSS Unity became the first vehicle built for commercial service to carry pilots as well as crew.

Having reached these milestones, the Board of VG believes that the additional capital provided by the merger with SCH will provide the company with the support needed to reach commercialization.

In addition to the more than $1 billion that has been invested in VG since its inception in 2004, VG believes its position within the emerging commercial human spaceflight market is reinforced by other significant barriers to entry for potential competitors. These include the vertically integrated technical and operational expertise built over 15 years, an established and highly experienced workforce and the strength of the Virgin Group’s brand recognition. VG has built a unique, pre-commercial service order book of more than 600 space tourism customers backed by over $80 million in deposits. In a transforming world of experiences and social media, VG believes that the market for exclusive, experiential products will continue to expand quickly and represents a significant opportunity for future growth.

As part of its commercial operations, VG has exclusive access to the principal assets at Spaceport America, New Mexico. Spaceport America is the world’s first, purpose built commercial spaceport. As announced on May 10, 2019, VG is moving more than 100 spaceline staff and its space vehicles to Spaceport America, which will become the new location of its operational headquarters. Spaceport America will be the site of VG’s initial commercial spaceflights and where the company will deliver a high-end, exclusive customer experience over the multi-day pre-flight period.

As part of this transaction, the existing management team of VG will remain in place following the close of the transaction with George T. Whitesides remaining as CEO, while a new Board, comprised of seven directors, will be augmented by the addition of Chamath Palihapitiya, as Chairman, and Adam Bain, both of whom are committed to the success of VG.

Sir Richard Branson, Founder of VG, said:

“Great progress in our test flight program means that we are on track for our beautiful spaceship to begin commercial service. By embarking on this new chapter, at this advanced point in Virgin Galactic’s development, we can open space to more investors and in doing so, open space to thousands of new astronauts. We are at the dawn of a new space age, with huge potential to improve and sustain life on Earth. I am delighted that SCH has decided to become such an important part of our amazing journey. They share our dreams and together we will make them reality.”

George Whitesides, CEO of VG, said:

“This transaction represents the next step of our exciting journey. We believe it will offer us the financial flexibility to build a thriving commercial service and invest appropriately for the future.”

Chamath Palihapitiya, Founder and CEO of Social Capital Hedosophia, said:

“It is a privilege to partner with Sir Richard Branson, a once-in-a-generation visionary, to bring the reality of commercial spaceflight to the world. We are confident that VG is light years ahead of the competition. It is backed by an exciting business model and an uncompromising commitment to safety and customer satisfaction. I cannot wait to take my first trip to space and become an astronaut.”

Transaction Overview

On July 9, 2019, SCH (NYSE: IPOA) entered into a definitive agreement to combine with VG with a combination of stock and cash financing. The merged company will have an anticipated initial enterprise value of $1.5 billion implying a 2.5x multiple of 2023 projected revenue and a 5.5x multiple of 2023 projected EBITDA as commercial operations are expected to achieve scale. After the completion of the transaction, the majority of the net cash from SCH’s trust is expected to be held on VG’s balance sheet to fund operations and support continued growth.

In connection with the transaction, SCH’s founder has agreed to invest an additional $100 million at $10.00 per share at completion of the transaction. The selling equity owners of VG will receive $1.3 billion in total consideration, inclusive of $1.0 billion of common stock of the combined company valued at $10.00 per share and up to $300 million in cash consideration. Assuming no redemptions by the public shareholders of SCH, current VG shareholders and current holders of SCH will hold approximately 51% and 49% of the combined company, respectively, at closing.

The transaction is currently expected to be completed during the second half of 2019, subject to approval by SCH’s shareholders and other customary closing conditions. Credit Suisse acted as capital markets advisor and Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisor to SCH. M Klein and Company served as financial advisor to VG and Virgin Group for the merger with SCH. LionTree Advisors and Perella Weinberg Partners served as financial advisors to the company regarding its capital raising alternatives. Latham & Watkins LLP acted as VG and Virgin Group’s legal advisor.

Additional Information and Where to Find It

This press release relates to a proposed transaction between VG and SCH. This press release does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. SCH intends to file a registration statement on Form S-4 with the U.S. Securities and Exchange Commission (the “SEC”), which will include a document that serves as a prospectus and proxy statement of SCH, referred to as a proxy statement/prospectus. A proxy statement/prospectus will be sent to all SCH shareholders. SCH also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of SCH are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by SCH through the website maintained by the SEC at www.sec.gov.

The documents filed by SCH with the SEC also may be obtained free of charge at SCH’s website at http://www.socialcapitalhedosophiaholdings.com/docs.html or upon written request to 120 Hawthorne Avenue Palo Alto, California 94301.

Participants in Solicitation

SCH and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from SCH’s shareholders in connection with the proposed transaction. Information about SCH’s directors and executive officers and their ownership of SCH’s securities is set forth in SCH’s Annual Report on Form 10-K filed with the SEC on March 18, 2019. To the extent that holdings of SCH’s securities have changed since the amounts reported in SCH’s Annual Report, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

Forward-Looking Statements Legend

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between VG and SCH, including statements regarding the benefits of the transaction, the anticipated timing of the transaction and the products and markets and expected performance of VG. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of SCH’s securities, (ii) the risk that the transaction may not be completed by SCH’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by SCH, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the merger agreement by the shareholders of SCH, the satisfaction of the minimum trust account amount following redemptions by SCH’s public shareholders and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third party valuation in determining whether or not to pursue the proposed transaction, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (vi) the effect of the announcement or pendency of the transaction on VG’s business relationships, operating results, and business generally, (vii) risks that the proposed transaction disrupts current plans and operations of VG, (viii) the outcome of any legal proceedings that may be instituted against VG or against SCH related to the merger agreement or the proposed transaction, (ix) the ability to maintain the listing of SCH’s securities on the New York Stock Exchange, (x) changes in the competitive and highly regulated industries in which VG plans to operate, variations in operating performance across competitors, changes in laws and regulations affecting VG’s business and changes in the combined capital structure, (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities, and (xii) the risk of downturns in the highly competitive and novel tourist spaceflight industry. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of SCH’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, the registration statement on Form S-4 discussed above and other documents filed by SCH from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and VG and SCH assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither VG nor SCH gives any assurance that either VG or SCH will achieve its expectations.

Use of Non-GAAP Financial Matters

This document includes certain forward-looking non-GAAP financial measures with respect to VG’s expected future performance. These non-GAAP measures are an addition, and not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity. Not all of the information necessary for a quantitative reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is available without unreasonable efforts at this time. VG believes that these forward-looking non-GAAP measures of financial results provide useful supplemental information to investors about VG. VG’s management uses these forward looking non-GAAP measures to evaluate VG’s projected financial and operating performance. However, there are a number of limitations related to the use of these non-GAAP measures and their nearest GAAP equivalents. For example other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore VG’s non-GAAP measures may not be directly comparable to similarly titled measures of other companies.

About Social Capital Hedosophia

Social Capital Hedosophia Holdings is a partnership between the investment firms of Social Capital and Hedosophia. Social Capital Hedosophia Holdings unites technologists, entrepreneurs and technology-oriented investors around a shared vision of identifying and investing in innovative and agile technology companies. To learn more about Social Capital Hedosophia, visit www.socialcapitalhedosophiaholdings.com

About Virgin Galactic

Virgin Galactic is the world’s first commercial spaceline. Founded by Sir Richard Branson and owned by the Virgin Group and Mubadala Investment Group, Virgin Galactic will transform access to space for the benefit of life on Earth. To date, over 600 men and women from 60 countries—greater than the total number of humans who have ever been to space—have reserved places to fly on Virgin Galactic’s reusable space launch system, consisting of carrier aircraft WhiteKnightTwo and spacecraft SpaceShipTwo. SpaceShipTwo and WhiteKnightTwo are manufactured and tested in Mojave, California by its manufacturing partner, The Spaceship Company (TSC). Spaceflight operations will be based at Spaceport America in New Mexico, the world’s first purpose-built commercial spaceport.

About The Spaceship Company

The Spaceship Company (TSC) is Virgin Galactic’s space-system manufacturing organization. Headquartered at Mojave Air and Space Port in Mojave, California, it is building and testing a fleet of WhiteKnightTwo carrier aircraft and SpaceShipTwo reusable spaceships that, together, form Virgin Galactic’s human spaceflight system. Its team of talented and dedicated engineers, technicians and professionals are drawn together by a willingness to disrupt and challenge the status quo and deliver innovative aerospace solutions to our customers’ needs. TSC’s extensive capabilities encompass preliminary vehicle design and analysis, manufacturing, ground testing, flight testing and post-delivery support.

For media inquiries relating to Social Capital Hedosophia please contact:

Jonathan Gasthalter/Carissa Felger/Nathaniel Garnick

Gasthalter & Co.

+1 (212) 257-4170

SCH@gasthalter.com

For media inquiries relating to Virgin Galactic please contact:

VirginGalacticPress@virgingalactic.com

UK, Middle East, Asia, Africa – Adam Davidson

vg@fticonsulting.com, +44 (203) 727-1000

US, Canada, South America, Australia – Antonia Gray

vg@fticonsulting.com, +1 (347) 574-4352

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